EXHIBIT 23.1
INDEPENDENT AUDITOR’S CONSENT
We consent to the incorporation by reference of SEDONA Corporation into the Registration Statements on Form S-3 (Nos. 333-74442, 333-63190, 333-38578, 333-34412, 333-31983, 333-37678, 333-03719, 333-71457, 333-52973) and related prospectuses and the Registration Statement on Form S-1 (Nos. 333-112772, 333-103153) and the Registration Statement on Form S-8 (Nos. 333-107831, 333-59780, 333-53051) of our report dated April 17, 2007, with respect to the consolidated financial statements of Sedona Corporation included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006.
Vienna, Virginia
April 17, 2007
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